FORM 8-A




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                      ATEL Capital Equipment Fund VIII, LLC
             (Exact name of registrant as specified in its charter)


       California                                                94-3307404
(State of incorporation                                       (I.R.S. Employer
    or organization)                                         Identification No.)



                  235 Pine Street, 6th Floor
                  San Francisco, California             94014
           (Address of principal executive offices)   (Zip Code)




Securities to be registered pursuant to Section 12(b) of the Act:  None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.      [X]

Securities Act registration file number to which this form related: 333-62477

Securities to be registered pursuant to Section 12(g) of the Act:

                         Limited Liability Company Units
                                (Title of Class)

Name of each exchange on which each class is to be registered:  None




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                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

(a)   Capital stock.

      Inapplicable

(b)   Debt securities.

      Inapplicable

(c)   Warrants and rights.

      Inapplicable

(d)   Other securities.

     ATEL Capital Equipment Fund VIII, LLC, a California limited liability company, commenced a public offering of its Units of limited liability company interest on December 7, 1998. The Units of limited liability company interest in the Registrant (the "Units") are the securities subject to this registration statement.

     The Registrant's governing instrument, and the instrument defining the rights, preferences and privileges of the Units, is the Registrant's Amended and Restated Limited Liability Company Operating Agreement (the "Operating Agreement"), included as Exhibit B to the prospectus attached as Exhibit 2.1 hereto. All matters relating to distribution and allocation rights (prospectus heading "Income Losses and Distributions" and Article 10 of the Operating Agreement), redemption provisions (prospectus heading "Summary of the Operating Agreement - Repurchase of Units" and Article 13 of the Operating Agreement), voting rights (prospectus heading "Summary of the Operating Agreement - Voting Rights of Members," Operating Agreement Article 16), liquidation rights (prospectus heading "Income Losses and Distributions" and Articles 10 and 19 of the Operating Agreement), liability to assessment (prospectus heading "Summary of the Operating Agreement - Status of Units," Operating Agreement Article 7), restrictions on alienability (prospectus heading "Summary of the Operating Agreement - Transferability of Units," Operating Agreement Article 11), and all other rights preferences and privileges attached to the Units are set forth in the Operating Agreement and described in the prospectus, and there is hereby incorporated herein by reference to the Operating Agreement and prospectus all such information.

(e)   Market information for securities other than common equity.

      Inapplicable

(f)   American Depositary Receipts.

      Inapplicable

Item 2.  EXHIBITS

      2.1 The Registrant's prospectus dated December 31, 1998, including the Registrant's Amended and Restated Limited Liability Company Operating Agreement attached as Exhibit B to the prospectus, are hereby incorporated by reference, pursuant to Rule 12b-32, to the prospectus included in the Registrant's Registration Statement on Form S-1 filed August 28, 1998 (SEC File No. 333-62477).



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



                                    SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  August 17, 2001           ATEL Capital Equipment Fund VIII, LLC

                                 By:   ATEL Financial Services, LLC, Manager


                                       By: /s/ DEAN L. CASH
                                           Dean L. Cash, President and Chairman
















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


                                INDEX TO EXHIBITS



Exhibit Number                  Exhibit

      2.1 Prospectus dated December 31, 1998, including the Registrant's Amended and Restated Limited Liability Company Operating Agreement attached as Exhibit B to the prospectus, incorporated by reference, pursuant to Rule 12b-32, to the prospectus included in the Registrant's Registration Statement on Form S-1 filed August 28, 1998 (SEC
                 File No. 333-62477)